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                                                                    EXHIBIT 99.2

[HEALTHSPRING LOGO]

Company Contact: J. Gentry Barden, Esq.
                 Senior Vice President & General Counsel
                 HealthSpring, Inc.
                 (615) 401-4531

                   HEALTHSPRING ANNOUNCES AGREEMENT TO ACQUIRE
                              FLORIDA MEDICARE HMO

      NASHVILLE, Tenn. (May 30, 2006) - HealthSpring, Inc. (NYSE:HS) today announced that it has entered into an agreement to acquire all of the outstanding capital stock of America's Health Choice Medical Plans, Inc. ("America's Health Choice" or "AHC"), a Florida-licensed HMO currently operating Medicare Advantage health plans in Brevard, Broward, Indian River, Martin, Okeechobee, Palm Beach, and St. Lucie counties. An affiliate of AHC operates 33 medical clinics in and around the same seven county area. For the year ended December 31, 2005, America's Health Choice generated approximately $150 million in revenue and, as of April 30, 2006, had approximately 13,000 enrolled Medicare Advantage members and approximately 800 members in its stand-alone prescription drug plan.

      Pursuant to the terms of the purchase agreement, HealthSpring will pay the stockholders of America's Health Choice $50.0 million in cash, subject to an escrow for balance sheet adjustments and post-closing indemnification. The closing of the acquisition, which is expected to occur late in the third quarter or early in the fourth quarter of 2006, is subject to a number of usual and customary conditions, including the approval of The Centers for Medicare and Medicaid Services ("CMS") and Florida insurance regulators.

      HealthSpring also announced that it will manage the operations of America's Health Choice prior to closing for a monthly management fee. The terms of the management agreement are subject to review by Florida insurance regulators. It is currently contemplated by the parties that the management agreement would be terminated if the acquisition of AHC by HealthSpring were not completed.

      Immediately prior to the closing of the acquisition, America's Health Choice will transfer assets and liabilities relating to the operations of the 33 medical clinics to an affiliate. In conjunction with the sale of AHC, the medical clinic affiliate has agreed to provide or arrange for substantially all medical services for HMO members on a "global capitation" basis. HealthSpring has negotiated an option agreement, exercisable until June 30, 2007, to purchase substantially all of the assets of the medical clinics.

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HS to Acquire America's Health Choice Medical Plans
Page 2
May 30, 2006

      Herb Fritch, President and Chief Executive Officer of HealthSpring, commented: "We are extremely pleased to announce the signing of the agreement to acquire AHC and enter the Florida market. AHC's membership profile, geographic footprint, and provider relationships are very attractive. The Florida Medicare market is primed with growth opportunities, given its expanding Medicare-eligible population, its high reimbursement rates, and the relative under-penetration by Medicare Advantage plans in much of AHC's service areas. Moreover, with our medical management focus and operational expertise, we believe we can achieve better healthcare outcomes for AHC members, while at the same time achieving cost efficiencies. We expect that the acquisition, when completed, will be accretive to HealthSpring's earnings."

ABOUT HEALTHSPRING, INC.

      HealthSpring, Inc. is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.

ABOUT AMERICA'S HEALTH CHOICE MEDICAL PLANS, INC.

      Based in Vero Beach, Florida, America's Health Choice Medical Plans, Inc. is a privately held Medicare Advantage HMO that was formed in July 2000. The Company has distinguished itself among other Medicare Advantage HMOs in terms of its ability to contain medical costs while providing its members with comprehensive health care and pharmacy benefits. America's Health Choice serves the health care needs of over 13,000 Medicare recipients in Brevard (zip codes 32949 and 32976), Broward, Indian River, Martin, Okeechobee, Palm Beach, and St. Lucie counties.

      America's Health Choice is subject to regulatory sanctions issued by CMS in July 2005. Pending administrative review, CMS temporarily lifted marketing and enrollment restrictions effective May 1, 2006, and America's Health Choice renewed its marketing efforts directed toward the Medicare population in its seven-county Florida service area.

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HS to Acquire America's Health Choice Medical Plans
Page 3
May 30, 2006

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

      Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). HealthSpring intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act. Statements that are predictive in nature, that depend on or refer to future events or conditions, or that include words such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would," and similar expressions are forward-looking statements. Such statements include statements regarding the timing for the closing of the transaction; the conditions to closing of the acquisition and required regulatory approvals; the requirement for regulatory review of the management agreement; the exercisability of the option agreement relating to the medical clinic assets; Florida market growth opportunities; potential post-acquisition member healthcare outcomes and cost efficiencies; and the impact of the acquisition on HealthSpring's earnings. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause HealthSpring's actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including risks and uncertainties associated with the regulatory approval process, including the termination of CMS marketing and enrollment sanctions and other administrative actions; HealthSpring's ability to identify risks and potential liabilities in its due diligence review of the books, records, and operations of AHC; HealthSpring's inexperience in the Florida market and with AHC's provider networks; HealthSpring's ability to manage and integrate successfully the operations of AHC post-acquisition, achieve operating efficiencies, and grow membership as anticipated; and the ability of AHC affiliates to operate the medical clinics in accordance with the agreements.

      Additional information concerning important risks and uncertainties can be found under the headings "Special Note Regarding Forward-Looking Statements" and "Item 1A. - Risk Factors" in HealthSpring's Annual Report on Form 10-K for the year ended December 31, 2005 and under the heading "Item 1A. - Risk Factors" in HealthSpring's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as each are filed with the Securities and Exchange Commission. Except as required by law, HealthSpring assumes no obligation to update any forward-looking statement publicly, or to update the reasons actual results could differ materially from those predicted in any forward-looking statement, even if new information becomes available in the future.

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